UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 14, 2016

NuZee, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-176684	38-3849791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2865 Scott Street, Suite 101
Vista, California 92081

 (Address of principal executive offices, including zip code)

(760) 295-2408 or toll-free (877) 547-6950

 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Copies to:
Karen A. Batcher, Esq.
Teeple Hall, LLP
9255 Towne Centre Drive, Suite 500
San Diego, CA  92121
Tel.  858.622.7878
Fax.  858.622.0411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On August 16, 2016, NuZee, Inc. (the "Company") entered into a Share Exchange Agreement with NuZee Japan ("NuZee JP") and its shareholders whereby the Company will exchange 1,148,734 shares of its Common Stock, par value $0.00001per share, for seventy percent (70%) of the issued and outstanding common stock of NuZee JP.  The remaining thirty percent (30%) of NuZee JP's issued and outstanding common stock is, and will be at the Closing, owned by NuZee JP's current President and Chairman of its Board of Directors.  Upon the Closing (October 3, 2016), NuZee JP shall become a majority owned subsidiary of the Company.

The Company's President and Director is the sole owner of From East Holdings Co., Ltd. ("From East"), a shareholder of NuZee JP.   From East owns 14,700 shares of NuZee JP common stock, or approximately 2.6% of NuZee JP's current issued and outstanding shares.  At the Closing, From East will exchange all of its shares of NuZee JP for 42,492 shares of the Company's common stock.

ITEM 3.02     UNREGISTERED SALES OF EQUITY SECURITIES

On August 14, 2016, we completed a private offering of 215,156 shares of our Common Stock at a price of $0.64 per share to 10 separate investors, for a total of $137,600.

All of the investors were non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) and those investors purchased in transactions outside of the United States.  In issuing shares to those investors we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUZEE, INC.

Date:       August 17, 2016

By:	/s/ Masa Higashida
Masa Higashida, President